Exhibit 99.1

News Release
General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Announces First Quarter 2018

Financial Results and Operations Update

HOUSTON—(GLOBE NEWSWIRE)—May 8, 2018—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”) today announced financial and operating results for the first quarter 2018.  First quarter 2018 highlights include:

•            Production of nearly 7.3 million barrels of oil equivalent (“MMBoe”), or 80,572 barrels of oil equivalent per day (“Boe/d”);

•            Revenues of approximately $251 million, an 88 percent increase compared to the first quarter 2017;

•                  A net loss of $4.8 million, which includes a non-cash mark-to-market hedging loss of $24.4 million and compares to net income of $15.7 million for the first quarter of 2017;

•                  Adjusted EBITDAX (a non-GAAP financial measure) of approximately $117.9 million which includes $19.7 million in realized hedging losses and represents an increase of approximately 133 percent compared to the first quarter 2017;

•            At Catarina, four South Central wells averaged 30-day peak production rates of approximately 1,785 Boe/d, 37 percent oil;

•            At the Briscoe Metcalf Lease of Comanche, six Lower Eagle Ford wells achieved average 30-day peak production rates of approximately 1,342 Boe/d, 60 percent oil;

•            Second quarter 2018 production guidance of 80,000 Boe/d to 84,000 Boe/d, and updated full year 2018 production guidance of 80,000 Boe/d to 84,000 Boe/d; and

•            As of March 31, 2018, the Company’s liquidity was approximately $734 million, with approximately $550 million in cash and cash equivalents and approximately $184 million of combined borrowing capacity under the Company’s two bank credit facilities.

MANAGEMENT COMMENTS

“As recently reported, several factors contributed to production coming in below our guidance range for the first quarter of 2018, which impacted our financial results,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy.  “Among the factors that were within our control were a variety of operational tests that were conducted at Comanche with the goal of optimizing well productivity.  These tests failed to meet our expectations and underperformed legacy well results.  We have therefore taken all corrective measures.  Additional items that negatively impacted production were a weather-related disruption and a temporary third-party bottleneck in natural gas gathering capacity.

“The three main variables we tested included (1) hybrid completion designs, (2) more aggressive choke management, and (3) the completion of drilled-but-uncompleted wells (“DUCs”) acquired with the Comanche assets, many of which were spaced tighter than our normal drilling program.  Post the operational tests, we have transitioned to the exclusive use of slickwater design completions on all of the Comanche properties, and project improved production rates as these wells begin producing hydrocarbons later in the second quarter.  We also returned to a more conservative choke management strategy, which we expect to result in lower base decline rates and a more stable production profile, allowing us to optimize the productivity of the multi-zone development plan at Comanche.

“Taking all these factors into consideration, we currently project second quarter, and full year 2018, production of 80,000 Boe/d to 84,000 Boe/d.

“We continue to achieve strong well results in Central Catarina, which resulted in higher than expected production at Catarina for the quarter.  During the first quarter of 2018, four E32 wells in South Central Catarina delivered average 30-day peak production rates of approximately 1,785 Boe/d, 37 percent of which was oil.  In North Central Catarina, we recently brought a six well pad on-line that is also outperforming expectations.  These wells delivered average 30-day peak production rates of approximately 1,300 Boe/d, 40 percent of which was oil.  These results further confirm the extent of the North Central fairway at Catarina, which has a rate of return profile second only to South Central Catarina.  Given these strong production results, we have added 12 additional wells to our 2018 Catarina drilling plan.  These new wells are expected to come on-line late in 2018, with the production primarily impacting 2019.  Taking these added wells into account, along with higher working interests and the move to full slickwater completions, we now expect our full year capital budget to be between $475 million and $525 million.

“After successfully completing a $500 million notes offering in February 2018, we exited the quarter with approximately $550 million in cash on the balance sheet and an additional $184 million of undrawn revolver capacity under the Company’s two credit facilities.  Additionally, we continue to pursue strategic divestitures to reduce debt and further increase our liquidity.  We believe that we have sufficient liquidity to fund a multi-year capital program, enabling us to develop the Company’s world-class asset base while at the same time providing the cash flow needed to reduce our financial leverage over the next two to three years.

“For the quarter, we reported Adjusted EBITDAX (a non-GAAP financial measure) of approximately $117.9 million, an increase of approximately 133 percent compared to the first quarter 2017.  Importantly, the operating environment has improved considerably over the last 12 months as oil price fundamentals have significantly strengthened.  As a result, Sanchez Energy’s first quarter of 2018 realized oil price before hedges was over $60 per barrel (“Bbl”), the first time since 2014 we’ve reached this level of realized price.  We expect to see additional improvement in the Company’s financial position as operating margins increase which we believe will help drive shareholder value.”

PRODUCTION VARIANCES

The Company’s first quarter 2018 production came in below corporate guidance due to a weather-related disruption, a temporary third-party bottleneck in natural gas takeaway capacity, and a variety of operational issues associated with completions tests conducted with the goal of optimizing the development of the Comanche asset.  The table below details the quarterly impact of each of those items.

First Quarter 2018 Production Variances

Estimated
Key Drivers	Impact (1)
Comanche Step Out and Zone Testing	(1,900)
Choke Management	(1,000)
Completion Design	(750)
Well Spacing	(750)
Weather, Midstream Constraints, and Other	(1,000)
Catarina Well Outperformance and Operations	1,900
Total Impact (Boe/d)	(3,500)

(1) “Estimated Impact” reflects our reasonable estimate of the drivers of the production variance as well as their relative weightings.

OPERATIONS UPDATE

During the first quarter 2018, the Company drilled 49 gross (25.67 net) wells and completed 73 gross (23.3 net) wells.  The Company brought 62 wells on-line at Comanche and 6 wells on-line at Catarina during the quarter.

The Company finished completion activities during the first quarter 2018 on all of the 132 gross DUCs acquired with the Comanche assets in March 2017.  With continuous drilling activity on the asset, the Company exited the first quarter 2018 with 42 gross DUCs at Comanche, a more normalized inventory level for the asset.

As of March 31, 2018, the Company had 2,233 gross (883.2 net) producing wells with 59 gross wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/Undergoing Completion
Catarina	395	13
Comanche	1,644	42
Maverick	63	—
Palmetto	84	4
TMS / Other	47	—
Total	2,233	59

PRODUCTION VOLUMES, AVERAGE SALES PRICES, AND OPERATING COSTS PER BOE

The Company’s production mix during the first quarter 2018 consisted of approximately 35 percent oil, 33 percent natural gas liquids (“NGLs”), and 32 percent natural gas.  By asset area, Catarina, Comanche, Maverick, and Palmetto/TMS/Other comprised approximately 48 percent, 44 percent, seven percent, and one percent, respectively, of the Company’s total first quarter 2018 production volumes.

Revenue from the sale of oil, natural gas, and NGLs was approximately $246 million during the first quarter 2018, approximately 84 percent higher when compared to the first quarter 2017.  Adjusted Revenue for the first quarter 2018, a non-GAAP financial measure that includes a $19.7 million loss in hedge settlements, and $4.8 million in sales and marketing revenue, was $232 million, 77 percent higher compared to the first quarter 2017.

Commodity price realizations during the first quarter 2018, which include the impact of hedge settlements, were $53.32 per Bbl of oil, $20.50 per Bbl of NGLs, and $3.09 per thousand cubic feet (“Mcf”) of natural gas.

Production, average sales prices, and operating costs and expenses per barrel of oil equivalent (“Boe”) for the first quarter 2018 are summarized in the following table:

	Three Months Ended
	March 31,
	2018	2017
Net Production:
Oil (MBbl)	2,521	1,549
Natural gas liquids (MBbl)	2,406	1,371
Natural gas (MMcf)	13,950	10,456
Total oil equivalent (MBoe)(1)	7,251	4,662

Average Sales Price Excluding Derivatives(2):
Oil ($ per Bbl)	$61.64	$47.31
Natural gas liquids ($ per Bbl)	20.50	19.77
Natural gas ($ per Mcf)	2.99	3.20
Oil equivalent ($ per Boe)	$33.98	$28.71

Average Sales Price Including Derivatives(3):
Oil ($ per Bbl)	$53.32	$47.26
Natural gas liquids ($ per Bbl)	20.50	19.77
Natural gas ($ per Mcf)	3.09	2.93
Oil equivalent ($ per Boe)	$31.27	$28.08

Average unit costs per Boe:
Oil and natural gas production expenses(4)	$9.92	$8.15
Production and ad valorem taxes	$1.86	$1.40
Depreciation, depletion, amortization and accretion	$8.17	$5.66
Impairment of oil and natural gas properties	$0.13	$0.40

(1) Includes approximately 2,515 Boe and 876 Boe of production associated with UnSub for the three months ended March 31, 2018 and 2017, respectively.

(2) Excludes the impact of derivative instrument settlements.

(3) Includes the impact of derivative instrument settlements.

(4) Includes a $5.9 million and $5.9 million non-cash gain for the three and months ended March 31, 2018 and 2017, respectively, from the amortization of the deferred gain on Western Catarina Midstream divestiture.

CAPITAL EXPENDITURES

Capital expenditures incurred during the first quarter 2018 totaled approximately $150 million, which were allocated approximately 99 percent to drilling, completion, and infrastructure, and 1 percent to leasing and business development activities.

FINANCIAL RESULTS

The Company reported a net loss of $4.8 million for the first quarter 2018, which includes $24.4 million in non-cash mark-to-market losses related to hedging activities.  This compares to the Company’s reported net income of $15.7 million for the first quarter 2017. The Company’s Adjusted Loss to common stockholders (a non-GAAP financial measure) for the first quarter 2018 was $4.4 million.

The Company’s first quarter 2018 Adjusted EBITDAX (a non-GAAP financial measure) of approximately $117.9 million was 133 percent higher when compared to first quarter 2017 Adjusted EBITDAX of $50.6 million.  Adjusted EBITDAX and Adjusted Earnings (Loss) are non-GAAP financial measures. Reconciliations of these, and other, non-GAAP measures to their related GAAP measures is provided within the tables of this release.

GENERAL AND ADMINISTRATIVE EXPENSE

The Company reported general and administrative (“G&A”) expenses of $22.4 million in the first quarter 2018.  Included in G&A expenses are $0.4 million in acquisition and divestiture costs, $(0.4) million of non-cash restricted stock, and $(0.9) million associated with a change in the value of phantom units that periodically vest in accordance with the terms of the Company’s stock-based compensation plan.  Excluding these items, Base G&A expense (a non-GAAP financial measure defined as G&A expenses less non-recurring and non-cash items described above) during the first quarter 2018 was approximately $23.3 million.

The Company presents Base G&A expense in addition to reported G&A expense in accordance with GAAP.  The Company has included Base G&A in this press release because this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period.  The following table presents a reconciliation of our G&A to Base G&A (in thousands):

	Three Months Ended March 31,
	2017	2016
Total general and administrative expense	$22,420	$67,465
Less:
Stock-based compensation (non-cash) - restricted stock (expense) benefit	375	(12,091)
Stock-based compensation - phantom units (expense) benefit	898	(10,941)
Acquisition and divestiture costs included in G&A	(365)	(24,074)
Base general and administrative expense	$23,328	$20,359

GUIDANCE

The Company’s production for the second quarter is projected to average between 80,000 Boe/d and 84,000 Boe/d.  The company now projects an average production rate of between 80,000 Boe/d and 84,000 Boe/d for the full year.

Operating costs and expenses, including cash production expense per Boe, are summarized in the following table:

Guidance
	2Q 2018	Full Year 2018
Production Volumes:
Oil (Bbls/d)	28,000 - 29,000	28,000 - 29,000
NGL (Bbls/d)	27,000 - 28,000	27,000 - 28,000
Natural Gas (Mcf/d)	152,000 - 160,000	152,000 - 160,000
Barrel of Oil Equivalent (Boe/d)	80,000 - 84,000	80,000 - 84,000

Operating Costs & Expenses :
Cash Production Expense ($/Boe)(1)	$10.00 - $11.00	$10.00 - $11.00
Non-Cash Production Expense ($MM)	$5.9	$23.6
Production & Ad Valorem Taxes (% of O&G Revenue)	5% - 6%	5% - 6%
Cash G&A ($MM)(2)	$22.5	$90.0

(1) Cash Production Expense guidance only relates to production expenses reported on the cash flow statement and does not include the effect from the deferred gain related to the Western Catarina Midstream divestiture.

(2) Excludes all restricted stock but includes phantom stock based compensation.

Note: Cash Production Expense, Non-Cash Production Expense and Cash G&A are Non-GAAP Financial Measures. See “Non-GAAP Financial Measures” at the end of this press release.

HEDGING UPDATE

On a consolidated basis, the Company has hedged approximately 22,000 Bbls per day of its 2018 oil production and 191,000 million British thermal units (“MMBtu”) per day of its 2018 natural gas production, and approximately 10,600 Bbls per day of its 2019 oil production and 48,000 MMBtu per day of its 2019 natural gas production.  Additional information on the Company’s hedge positions can be found in the Sanchez Energy Investor Presentation posted at www.sanchezenergycorp.com.

LIQUIDITY AND CREDIT FACILITIES

In February 2018, the Company announced and closed a comprehensive financing strategy that included the issuance of $500 million in 7.25% Senior Secured First Lien Notes due 2023.  In conjunction with the financing strategy, the Company reduced the size of its parent-level credit facility from a commitment level of $300 million to $25 million, which remains available for working capital and to support credit and hedging activities of the Company and its restricted subsidiaries.  The maturity date of that facility was also extended from 2019 to 2023.

As of March 31, 2018, the Company had liquidity of approximately $734 million, which consisted of $550 million in cash and cash equivalents, $184 million of combined borrowing capacity under two credit facilities, which include the parent-level credit facility, which was undrawn, and a subsidiary-level (“UnSub”) revolving credit facility with a borrowing base and commitment amount of $330 million and $159 million of available borrowing capacity.  After the end of the quarter, the Company repaid $4 million of principal under the UnSub revolving credit facility.

SHARE COUNT

As of March 31, 2018, the Company had approximately 85.2 million common shares outstanding.  Assuming all Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock were converted, total outstanding common shares as of March 31, 2018, would have been approximately 97.7 million.  For the three months ended March 31, 2018, the weighted average number of unrestricted common shares used to calculate net loss attributable to common stockholders, basic and diluted, which are determined in accordance with GAAP, was 80.9 million.

CONFERENCE CALL

Sanchez Energy will host a conference call for investors on Tuesday, May 8, 2018, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  Interested investors can listen to the call via webcast, both live and rebroadcast, over the Internet at:

https://edge.media-server.com/m6/p/e9hvbth9.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 285,000 net acres.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to future financial and operating results and returns, our strategy and plans, including future drilling plans and economic drilling zones, our ability to increase reserves and production and generate income or cash flows, our ability to keep well costs down, the benefits related to the Comanche transaction and the Company’s anticipated ability to fund capital expenditures or reduce its leverage.  These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,”

“budget,” “forecast,” “guidance,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to the failure to successfully execute our business and financial strategies, the failure of acquired assets, including the Comanche assets, and our joint ventures (including our partnership with affiliates of the Blackstone Group, L.P.) to perform as anticipated, the inability to successfully integrate the various assets acquired by us into our operations, fully identify potential problems with respect to such properties and accurately estimate reserves, production and costs with respect to such properties, the failure to continue to produce oil and gas at historical rates, the costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, the failure to realize benefits from our transactions with Sanchez Midstream Partners LP, the marketing and sales of produced oil and gas, the estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, leverage or production, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs, disruptions due to extreme weather conditions, such as extreme rainfall, hurricanes or tornadoes and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the U.S. Securities and Exchange Commission (the “SEC”).  Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made, and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

SANCHEZ ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA (unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017*
REVENUES:
Oil sales	$155,392	$73,276
Natural gas liquid sales	49,305	27,100
Natural gas sales	41,729	33,467
Sales and marketing revenues	4,802	—
Total revenues	251,228	133,843
OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	71,948	37,998
Exploration expenses	33	352
Sales and marketing expenses	4,173	—
Production and ad valorem taxes	13,469	6,524
Depreciation, depletion, amortization and accretion	59,248	26,404
Impairment of oil and natural gas properties	948	1,845
General and administrative (1)	22,420	67,465
Total operating costs and expenses	172,239	140,588
Operating income (loss)	78,989	(6,745)
Other income (expense):
Interest income	742	357
Other income	3,428	10,535
Gain on sale of oil and natural gas properties	—	4,344
Interest expense	(43,920)	(33,025)
Earnings from equity investments	—	435
Net gains (losses) on commodity derivatives	(44,054)	38,881
Total other income (expense)	(83,804)	21,527
Income (loss) before income taxes	(4,815)	14,782
Income tax benefit	—	953
Net income (loss)	(4,815)	15,735
Less:
Preferred stock dividends	(3,987)	(3,987)
Preferred unit dividends and distributions	(9,908)	(16,466)
Preferred unit amortization	(5,930)	(1,710)
Net loss attributable to common stockholders	$(24,640)	$(6,428)

Net loss per common share - basic and diluted	$(0.30)	$(0.09)
Weighted average number of shares used to calculate net loss attributable to common stockholders - basic and diluted (2) (3)	80,919	69,659

(1) Inclusive of non-cash stock-based compensation benefit of $0.4 million and expense of $12.1 million, respectively, for the three months ended March 31, 2018 and 2017.

(2) The three months ended March 31, 2018 excludes 1,287,113 shares of weighted average restricted stock and 12,520,179 shares of common stock resulting from an assumed conversion of the Company’s Series A Preferred Stock and Series B Preferred Stock from the calculation of the denominator for diluted loss per common share as these shares were anti-dilutive.

(3) The three months ended March 31, 2017 excludes 1,477,299 shares of weighted average restricted stock and 12,520,179 shares of common stock resulting from an assumed conversion of the Company’s Series A Preferred Stock and Series B Preferred Stock from the calculation of the denominator for diluted loss per common share as these shares were anti-dilutive.

*Financial information for 2017 has been recast to reflect retrospective application of the successful efforts method of accounting.

SANCHEZ ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands, except per share amounts)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$550,044	$184,434
Oil and natural gas receivables	86,018	101,396
Joint interest billings receivables	20,715	22,569
Accounts receivable - related entities	4,823	4,491
Fair value of derivative instruments	12,019	16,430
Other current assets	12,852	21,478
Total current assets	686,471	350,798
Oil and natural gas properties, on the basis of successful efforts accounting:
Proved oil and natural gas properties	3,278,731	3,130,407
Unproved oil and natural gas properties	399,144	398,605
Total oil and natural gas properties	3,677,875	3,529,012
Less: Accumulated depreciation, depletion, amortization and impairment	(1,558,802)	(1,501,553)
Total oil and natural gas properties, net	2,119,073	2,027,459

Other assets:
Fair value of derivative instruments	8,778	1,428
Investments (Investment in SNMP measured at fair value of $23.5 million and $25.2 million as of March 31, 2018 and December 31, 2017, respectively)	37,312	38,462
Other assets	52,208	52,488
Total assets	$2,903,842	$2,470,635
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,688	$14,994
Other payables	84,688	81,970
Accrued liabilities:
Capital expenditures	98,819	85,340
Other	76,131	84,794
Fair value of derivative instruments	73,997	56,190
Short-term debt	23,996	23,996
Other current liabilities	105,938	115,244
Total current liabilities	474,257	462,528
Long term debt, net of premium, discount and debt issuance costs	2,366,495	1,930,683
Asset retirement obligations	37,030	36,098
Fair value of derivative instruments	20,272	17,474
Other liabilities	39,209	65,480
Total liabilities	2,937,263	2,512,263
Commitments and contingencies
Mezzanine equity:
Preferred units ($1,000 liquidation preference, 500,000 units authorized, issued and outstanding as of March 31, 2018 and December 31, 2017, respectively)	433,442	427,512
Stockholders’ equity:
Preferred stock ($0.01 par value, 15,000,000 shares authorized; 1,838,985 shares issued and outstanding as of March 31, 2018 and December 31, 2017 of 4.875% Convertible Perpetual Preferred Stock, Series A; 3,527,830 shares issued and outstanding as of March 31, 2018 and December 31, 2017 of 6.500% Convertible Perpetual Preferred Stock, Series B)	53	53
Common stock ($0.01 par value, 150,000,000 shares authorized; 85,172,408 and 83,984,827 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	858	845
Additional paid-in capital	1,366,283	1,362,118
Accumulated deficit	(1,834,057)	(1,832,156)
Total stockholders’ deficit	(466,863)	(469,140)
Total liabilities and stockholders’ deficit	$2,903,842	$2,470,635

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation — Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.  Our Adjusted EBITDAX should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDAX in the same manner.  The following table presents a reconciliation of our net loss to Adjusted EBITDAX (in thousands).

	Three Months Ended March 31,
	2018	2017

Net income (loss)	$(4,815)	$15,735
Adjusted by:
Interest expense	43,920	33,025
Net (gains) losses on commodity derivative contracts	44,054	(38,881)
Net settlements paid on commodity derivative contracts (1)	(19,651)	(2,907)
Exploration expense	33	352
Depreciation, depletion, amortization and accretion	59,248	26,404
Impairment of oil and natural gas properties	948	1,845
Non-cash stock-based compensation (benefit) expense	(375)	12,091
Acquisition and divestiture costs included in general and administrative	365	24,074
Income tax benefit	—	(953)
Gains on sale of oil and natural gas properties	—	(4,344)
Gains on other derivatives	(336)	(685)
(Gains) losses on investments	1,150	(8,864)
Amortization of deferred gain on Western Catarina Midstream Divestiture	(5,929)	(5,929)
Interest income	(742)	(357)

Adjusted EBITDAX(2)	$117,870	$50,606

(1) This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

(2) UnSub component of 1Q18 and 1Q17 Adjusted EBITDAX was approximately 40 percent and 14 percent, respectively.

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation — Adjusted Earnings (Loss)

We present Adjusted Earnings (Loss) attributable to common stockholders (“Adjusted Earnings (Loss)”) in addition to our reported net income (loss) in accordance with U.S. GAAP. This information is provided because management believes exclusion of the impact of the items included in our definition of Adjusted Earnings (Loss) below will help investors compare results between periods, identify operating trends that could otherwise be masked by these items and highlight the impact that commodity price volatility has on our results.  Adjusted Earnings (Loss) is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.  The following table presents a reconciliation of our net income (loss) to Adjusted Earnings (Loss) (in thousands, except per share data):

	Three Months Ended March 31,
	2018	2017
Net income (loss)	$(4,815)	$15,735
Less:
Preferred stock dividends	(3,987)	(3,987)
Preferred unit dividends and distributions	(9,908)	(16,466)
Preferred unit amortization	(5,930)	(1,710)
Net loss attributable to common shares and participating securities	(24,640)	(6,428)
Plus:
Net (gains) losses on commodity derivatives contracts	44,054	(38,881)
Net settlements paid on commodity derivative contracts (1)	(19,651)	(2,907)
Impairment of oil and natural gas properties	948	1,845
Non-cash stock-based compensation (benefit) expense	(375)	12,091
Acquisition and divestiture costs included in general and administrative	365	24,074
Gains on sale of oil and natural gas properties	—	(4,344)
Gains on other derivatives	(336)	(685)
(Gains) losses on investments	1,150	(8,864)
Amortization of deferred gain on Western Catarina Midstream Divestiture	(5,929)	(5,929)
Tax impact of adjustments to net loss (2)	—	1,936
Adjusted Loss	(4,414)	(28,092)
Adjusted Loss allocable to participating securities (3)	—	—
Adjusted Loss attributable to common stockholders	$(4,414)	$(28,092)

Weighted average number of shares used to calculate loss attributable to common stockholders - basic and diluted	80,919	69,659

(1) This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

(2) The tax impact is computed by utilizing the Company’s effective tax rate on the adjustments to reconcile net income (loss) to Adjusted Loss.

(3) The Company’s restricted shares of common stock are participating securities.

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation — Adjusted Revenues

We present Adjusted Revenues in addition to our reported Revenues in accordance with U.S. GAAP. The Company defines Adjusted Revenues as follows: total revenues plus cash settled derivatives. The Company believes Adjusted Revenues provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted Revenues to evaluate its ongoing operations and for internal planning and forecasting purposes. See the table below which reconciles Adjusted Revenues and total revenues.

	Three Months Ended March 31,
	2018	2017
Total Revenues	$251,228	$133,843
Net settlements paid on commodity derivative contracts (1)	(19,651)	(2,907)
Adjusted Revenue	$231,577	$130,936

(1)    This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation — Cash Production Expense,

Non-Cash Production Expense and Cash G&A

Cash production expense equals oil and natural gas production expense minus non-cash production expenses. Non-cash production expense equals oil and natural gas production expense minus cash production expenses. Cash G&A expense equals G&A excluding certain non-recurring acquisition and divestiture expenses and stock based compensation (but includes phantom stock compensation). Cash production expense, non-cash production expense and cash G&A are presented herein in an attempt to assist the public in understanding the difference between oil and natural gas production expense and G&A as will be reported in SEC filed financials. We also view the non-GAAP measures of cash production expense, non-cash production expense and cash G&A as a useful tool for comparisons of our financial indicators with those of peer companies. In addition, these measures are commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. Cash production expense, non-cash production expense and cash G&A should not be considered as an alternative to oil and natural gas production expense or G&A presentations, as defined by GAAP.

We are unable to provide a reconciliation of the forward-looking non-GAAP financial measures, cash production expense, non-cash production expense and cash G&A, to the most directly comparable GAAP financial measure, oil and natural gas production expense and G&A, because the information necessary for a quantitative reconciliation of the forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing these forward-looking non-GAAP financial measures without the directly comparable GAAP financial measures is that such GAAP financial measures may be materially different from the corresponding non-GAAP financial measures.

COMPANY CONTACT:

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797